Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND HAS BEEN MARKED WITH “[***]” TO INDICATE WHERE OMISSIONS HAVE BEEN MADE.

MASTER LOAN AGREEMENT

This Master Loan Agreement is by and between Exworth Union Inc having an address of John F. Kennedy Parkway, Suite 135, Short Hills, NJ 07078 (the “Borrower”) and [***], a [***] limited liability company having a place of business at [***] (the “Lender”).

WITNESSETH

WHEREAS, the Borrower has requested that the Lender provide a loan, and subsequent loans in tranches, to be secured by collateral of the Borrower;

WHEREAS, the Lender is willing to furnish such loan or loans, but only upon the terms and conditions contained herein, including, without limitation, the execution and delivery of certain agreements; and

NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed as follows:

SECTION 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Agreement” shall mean this Master Loan Agreement, including any Exhibits or Schedules hereto, and as amended or supplemented from time-to-time, or as incorporated by reference into subsequent Tranche Agreements executed under Section 2.1(b).

“Balance Payment” for a Tranche means the Loan Principal Amount for that Tranche minus (less) the Advanced Funds and any Origination Fee, costs or expenses, if applicable then due and as set forth in the Closing Statement for that Tranche.

“Bitcoin” shall mean Bitcoin transferred as specified in Section 2.1 and any related Bitcoin resulting from a “soft” or “hard” fork in the Bitcoin blockchain, a revision or upgrade to the Bitcoin software code, reclassification, or other like change of the Pledged Collateral.

“Closing” shall have the meaning given to it in Section 2.6.

“Closing Date” means the date (being no later than the business day following the date of delivery of the Closing Statement) upon which the remaining Loan Principal Amount is delivered to the Borrower.

“Closing Statement” shall mean a statement in the form attached to this Agreement as Exhibit 1, which Closing Statement shall be delivered by the Lender to the Borrower contemporaneously with the final funding of the Loan.

“Currency Exchange Price” the parties agree to calculate the Bitcoins exchange price based on the Bloomberg Bitcoin United States Dollar Spot XBT Currency page

“Default Floor” The Default Floor is, initially, seventy percent (70%) of the FMP of the Pledged Collateral per the Closing Statement. Following the cure of a Valuation Event, the Default Floor shall be the FMP of the Pledged Collateral used to calculate the deficit that resulted in the Valuation Event.

“Digital Wallet” shall mean a software program that stores public and private keys and interfaces with the Bitcoin blockchain in order to allow users to send and receive Bitcoin.

“Event of Default” shall mean any of the events specified in Section 8.1 hereof.

“Fair Market Price” (“FMP”) shall mean with respect to the assets provided as Pledged Collateral the average of the last sale price on three (3) consecutive business days quoted using the Bloomberg Generic Price (“BGN”) as posted by Bloomberg on the Bitcoin United States Dollar Spot XBT Currency page at 6pm EST. For purposes of determining the Loan Principal Amount prior to Closing, the first day of pricing shall be the Verification Day. That average price shall be the per-unit price of the Pledged Collateral used to establish its Fair Market Value.

“Fair Market Value” (“FMV”) shall mean the amount, expressed in dollars, equating to the FMP for each unit of the Pledged Collateral multiplied by the number of Bitcoin comprising the Pledged Collateral.

“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Loan Documents” shall mean collectively, this Agreement, the Pledge Agreement, the Closing Statement, and any other agreements, documents, instruments, exhibits or financial statements delivered in connection with the Loan. Each such document shall be contemporaneously executed and read and construed together in a manner so as to give meaning and effect to all their provisions.

“Loan Principal Amount” shall mean the amount of monies borrowed by Borrower from Lender under Section 2.1 hereof.

“Obligations” shall mean all obligations and liabilities of the Borrower to Lender of every kind, nature and description, arising out of the Master Loan Agreement or Master Pledge Agreement or any documents delivered pursuant to either of them including, without limitation, the payment in full when due of the Loan and all interest thereon, the payment of all amounts payable by the Borrower to the Lender under the terms of the Loan Agreement or any other obligation.

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“Person” shall mean any individual, corporation, partnership, trust or other duly formed business entity.

“Pledge Agreement” shall mean the Master Pledge Agreement dated the date hereof between Borrower and Lender, by which the Pledged Collateral is pledged to the Lender.

“Pledged Collateral” shall mean the 100 Bitcoins and any related units resulting from a “soft” or “hard” fork in the Bitcoin blockchain, a revision or upgrade to the Bitcoin software code, reclassification, or other like change. For the avoidance of doubt, Pledged Collateral shall not include any blockchain assets distributed to Lender’s Digital Wallet by third parties (i.e., “airdrops”) on the basis that such Digital Wallet holds Pledged Collateral.

“Valuation Event” shall mean that, initially, the Fair Market Price of the Pledged Collateral has fallen to less than seventy percent (70%) of the Fair Market Price per the Closing Statement or as subsequently adjusted from time-to-time in accordance with section 8.1(g).

“Verification Day” shall mean the business day after the Pledged Collateral is received in the Lender’s Digital Wallet prior to Closing.

1.2 Use of Defined Terms. All terms defined in this Agreement shall have such defined meanings when used herein and in the Pledge Agreement or other documents made or delivered in conjunction with this Agreement.

1.3 Lender’s Discretion. The Lender has the discretion and right to elect to not proceed with any loan with the Borrower at any time up until the Closing.

1.4 Statements as to Knowledge. Any statements, representations or warranties which are based upon the knowledge of the Borrower shall be deemed to have been made after due inquiry with respect to the matter in question but without Borrower being required to seek an opinion of counsel with respect thereto.

1.5 Currency. All loans and related fees and payments shall be priced, closed and funded in United States of American Dollars (“USD”).

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SECTION 2

AMOUNT AND TERMS OF LOAN

2.1 Loan Principal Amount.

(a)	Subject to all of the terms and conditions of this Agreement, the Lender agrees to lend to the Borrower funds equal to 70% of the current Fair Market Value (the “Loan-to-Value Ratio”) of 100 Bitcoins (the “Loan Principal Amount”). The Loan Principal Amount shall be funded no later than the Closing Date and shall be memorialized in a Closing Statement in the form of Exhibit 1 hereto, which is hereby incorporated by reference.

(b)	The Borrower and Lender have discussed that they each may elect to enter into additional loan transactions pursuant to this Agreement collateralized by an additional number of Bitcoin. The Lender agrees to make its best efforts to fund additional loans contingent upon market conditions such as the price and trading volume of Bitcoin for example. Any subsequent additional loan collateralized by additional Bitcoin will be subject to the same terms and conditions as set forth in this Agreement except that:

(i)	The Loan-to-Value Ratio and the number of Bitcoin shall be mutually agreed on by the parties on each and every subsequent loan tranche; and

(ii)	the new starting date for the new loan shall be memorialized in the Tranche Loan Agreement form attached hereto as Exhibit 2.

The Lender has the discretion and right to elect to not proceed with any loan transaction with the Borrower up until the completion of the Closing.

2.2 Interest Rate.

(a)	The Borrower shall pay to the Lender simple interest on the Loan Principal Amount for the term of the Loan at a rate of 2.50% per annum. The interest payment shall be paid in cash in the amount established at Closing.

(b)	The Loan shall bear interest on the Loan Principal Amount for each day from the Closing Date until the Maturity Date. Interest on the Loan Principal Amount shall be computed on the basis of a 360-day year for the actual number of days elapsed and shall be due and payable quarterly commencing ninety (90) days from the Closing Date for the preceding three months.

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(c)	The payment of interest will be overdue if not received by the Lender within ten (10) calendar days of the due date. Any overdue interest payment shall incur a penalty of seven percent (7%) of the amount due. If the overdue interest payment is not received by the Lender within thirty (30) days of the original due date the Lender will send a notice to the Borrower advising the Borrower that the Loan will terminate under the default provisions of this Agreement if the payments due are not received by the Lender within five (5) business days from the date such final notice was sent.

2.3 Prepayment. There is no prepayment of the Loan Principal Amount or of any interest due under the Loan permitted during the Loan Term. The Borrower acknowledges that if the Loan or any interest due under the Loan are paid for any reason prior to the Maturity Date, the Lender will incur losses and damages and will be deprived the benefit of its bargain.

2.4 Loan Origination Fee. Contemporaneous with the funding of the Loan by the Lender on the Closing Date, the Borrower shall pay to the Lender an agreed upon loan origination fee of 1% of the Loan Principal Amount. The Lender is authorized to deduct the loan origination fee from the Loan Principal Amount, if a fee is charged.

2.5 Term of Loan and Maturity Date of Loan.

(a)	The Loan shall mature, and the Loan Principal Amount together with all accrued interest thereon shall be due and payable twenty-four (24) months subsequent to the occurrence of the Closing Date (the “Maturity Date” or “Maturity”). No prepayment of the Loan Principal Amount or of any interest due under the Loan is allowed.

(b)	For each successive tranche, the Maturity Date will be twenty-four (24) months subsequent to the Closing Date, unless the tranches will mature less than thirty (30) days apart, in which case the Maturity Date will be twenty-four (24) months from the Closing Date plus thirty (30) days subsequent to the Maturity Date of the previous tranche.

(c)	The Maturity Date may be extended by the Lender if agreed to by the Lender in writing. If Borrower wishes to request such an extension, they must notify Lender ninety (90) calendar days prior to such date. A fee in the amount of 1% of the Loan Principal Amount (the “Extension Fee”) shall be due and payable within sixty (60) calendar days of the original Maturity Date if the Lender agrees to extend such Maturity Date. If the Lender has not received the Extension Fee by no later than fifty-eight (58) calendar days prior to the original Maturity Date, this shall be an Event of Default under Section 8, which shall lead to termination and forfeiture of the Pledged Collateral.

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(d)	The term of the Loan and this Agreement shall begin on the Closing Date and end on the Maturity Date (the “Loan Term”). The Closing Date shall be set in accordance with Section 2.6 of this Agreement and the Closing Statement shall identify the Closing Date.

(e)	No later than ninety (90) calendar days prior to the Maturity Date, the Borrower shall communicate to the Lender in writing whether it intends to repay the Loan Principal Amount on the Maturity Date. No later than sixty (60) calendar days prior to the Maturity Date, the Borrower shall provide proof of funds to repay the Loan Principal Amount plus any other Obligations due to the Lender (as detailed in Section 2.9) on the Maturity Date (the “Proof of Funds”). Acceptable Proof of Funds includes (i) bank statements, (ii) brokerage statements, or (iii) third party verification from an Accountant or CPA detailing current funds available. If the Lender has not received the Proof of Funds by no later than fifty-eight (58) calendar days prior to the Maturity Date, this shall be an Event of Default under Section 8, which shall lead to termination and forfeiture of the Pledged Collateral.

2.6 Closing. On the same day that the Pledged Collateral is delivered to the Lender’s account, a portion of the Loan Principal Amount, One Million Dollars ($1,000,000 USD) (the “Advanced Funds”) will be settled (paid) to the Borrower’s account per the following instructions:

Bank/Institution Name	JPMorgan Chase Bank
Swift No.	[***]
Account Number	[***]
Account Name	Exworth Union Inc.

The Closing Date shall be no later than four (4) business days from the Verification Day, assuming the conditions to Lender’s Obligations set forth in Section 7 herein are satisfied. The Balance Payment shall be paid on the Closing Date. The Balance Payment shall mean the Loan Principal Amount minus (less) the Advanced Funds, any Origination Fee, costs or expenses, if applicable and as set forth in the Closing Statement, not satisfied in cash by the Borrower. Lender shall provide the Closing Statement to the Borrower prior to the Closing Date. The Balance Payment shall be settled (paid) to the Borrower’s account per the following instructions:

Bank/Institution Name	JPMorgan Chase Bank
Swift No.	[***]
Account Number	[***]
Account Name	Exworth Union Inc.

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2.7 Application of Payments. Any funds received as payment from or on behalf of the Borrower (whether pursuant to any of the terms and provisions of the Loan Documents or otherwise) shall be applied by Lender to the following items in the following manner:

(i)	first, if applicable, to the payment to or reimbursement of Lender for any reasonable fees and expenses for which it is entitled to be paid or reimbursed pursuant to the Loan Documents;

(ii)	second, to the payment of any accrued and unpaid interest due under the Agreement (after taking into account any other distributions received with respect to the Pledged Collateral); and

(iii)	third, if such sums are paid at maturity to repay the Loan Principal Amount and any other Obligations.

2.8 Authority and Rights of the Pledged Collateral. The Borrower acknowledges that the Lender has all rights, title, ownership and interest associated with the Pledged Collateral during the term of this Agreement.

2.9 Payment of Principal Amount and Interest on Maturity Date. Repayment of the Loan Principal Amount plus any other Obligations due to the Lender, including but not limited to interest due on the Loan Principal Amount, shall be made on the Maturity Date. If the Lender has not received the full Loan Principal Amount and all other Obligations due to the Lender in immediately available funds before the close of business within ten (10) calendar days after the Maturity Date, Borrower shall pay to Lender a late charge equal to the five percent (5%) of the amount of the Loan Principal Amount that is then due. Such late charges shall be assessed only once, but shall be in addition to and cumulative with all other interest charges, rights, benefits and remedies available to Lender under any of the Loan Documents on account of any default by Borrower. If the overdue Loan Principal Amount and other Obligations are not received by the Lender within thirty (30) days of the original due date, the Lender will send a notice to the Borrower advising the Borrower that the Loan will terminate under the default provisions of this Agreement if the payments due are not received by the Lender within five

(5) business days from the date such final notice was sent.

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The Lender is not required to apply the proceeds of the sale of any Pledged Collateral that may occur during the term of the Loan to reduce the Loan Principal Amount or any other Obligations.

2.10 Loan Termination and Redelivery of the Pledged Collateral. This Agreement shall terminate when all of the Borrower’s Obligations have been paid in full. The Lender confirms and will maintain its full ability to return the Pledged Collateral at Maturity. Within five (5) business days of the Borrower’s satisfaction of the Obligations, the Lender shall reassign all right, title, ownership and interest in Bitcoins of an identical class, which Bitcoins are equal to the number of Bitcoins which Borrower would have owned as of the date of the repayment to Lender. Provided, however, that this Agreement shall be reinstated if any payment in respect of the Obligations is rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be restored or returned by the Lender for any reason (other than due to the default, fraud or negligence of the Lender). Any additional Bitcoins tendered to cure the Valuation Event do become part of the Pledged Collateral, and such Bitcoins or cash payment are subject to redelivery at Maturity.

SECTION 3

NATURE OF LOAN AND PLEDGE

3.1 Non-Recourse Loan and Pledge. Subject to the qualification below, the Lender agrees, for itself, its representatives, successors and assigns that: (i) the Lender, and any such representative, successor or assignee, shall look only to the property identified in the Pledge Agreement for payment of the Obligations and will not make any claim or institute any action or proceeding against the Borrower, or any representatives, successors, assigns or affiliate of the Borrower, for any deficiency remaining after collection of the Pledged Collateral; and (ii) the Borrower shall have no personal liability for the Obligations except as provided below.

Provided, however, notwithstanding the foregoing, the Borrower is and will remain personally liable for any deficiency remaining after collection against the Pledged Collateral to the extent of any loss suffered by the Lender, or its representatives, successors, endorsees or assigns, is caused by the Borrower based in whole or in part upon damages arising from any fraud, misrepresentations or the breach of any representation, warranty or agreement in the Loan Documents.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants to Lender that:

4.1 No Liens or Restrictions. As of the date of this Agreement, the Bitcoins constituting the Pledged Collateral is owned by the Borrower free and clear of any Liens and said Bitcoins are free of any restriction, are freely tradable and transferable Bitcoins and do not have any restrictive legend.

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4.2 Consents. This Agreement and all the other Loan Documents executed by and to be executed by the Borrower constitute valid and binding obligations of the Borrower enforceable in accordance with its respective terms and are to be construed and interpreted as a whole, the same being part of an integrated transaction. To the Borrower’s knowledge, no consent of any other party and no consent, license, approval, or authorization of any governmental authority is required in connection with the borrowing by the Borrower hereunder, the execution, delivery, and performance of this Agreement, and any of the other Loan Documents executed or to be executed in connection herewith.

4.3 No Conflicts. The borrowing by the Borrower hereunder and the execution and delivery by the Borrower of this Agreement and any other Loan Documents executed and to be executed by the Borrower, do not conflict with or result in the breach of any agreement, mortgage or similar instrument under which Borrower is bound, or, to the Borrower’s knowledge, any law, rule, or regulation of any governmental agency applicable to it.

4.4 No Default. The Borrower is not in default under any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Borrower is a party or by which the Borrower or the Pledged Collateral (if applicable) are bound or affected or which would have an effect on the ability of the Borrower to consummate the transactions contemplated by this Agreement.

4.5 No Additional Liens. The Borrower covenants that so long as the Loan or any Obligations to the Lender remain outstanding and unpaid, the Borrower shall not create, assume or suffer to exist any Lien of any kind upon any of the Pledged Collateral.

4.6 Anti-Money Laundering Program. Borrower represents and warrants that (i) it did, now does, and will continue to comply with anti-money laundering laws and regulations and (ii) it has established and maintains an anti-money laundering program, consisting of, at a minimum, written internal policies, procedures and controls including a means for detecting and reporting unusual or potentially suspicious activity, the designation of an anti-money laundering compliance officer, an ongoing employee training program, an independent audit function to test such programs annually, and any additional requirements set forth in the rules of any regulatory or self-regulatory organization which has jurisdiction over Borrower. At the request of Lender, Borrower shall provide such written further assurances as Lender may reasonably request that Borrower maintains an anti-money laundering program. Borrower further represents and warrants that where Borrower pledges the Bitcoin hereunder none of the Bitcoin being pledged to Lender violated, or were otherwise suspected of violating, Borrower’s anti-money laundering program.

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4.7 OFAC. Borrower hereby agrees and acknowledges that it is obligated to and hereby represents and warrants that it did, now does, and will continue to comply with rules and regulations enforced by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”). Borrower represents and warrants that neither it nor any person who controls Borrower bears a name that appears on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC from time to time. Borrower hereby represents and warrants that none of the Bitcoin pledged to Lender hereunder came from a third party that violated, or otherwise would violate, the provisions of any rules, regulations, or laws administered by OFAC, or be subject to other restriction based on such relevant government lists as may be published from time to time.

4.8 Source and Use of Pledged Collateral. Borrower represents and warrants that (i) none of the Bitcoin it pledges to Lender hereunder were sourced from a third party that is/was engaged in unlawful activities under state, federal or non-U.S. statutes (e.g., the Federal Controlled Substances Act) and (ii) any Bitcoin it pledges to Lender hereunder has been lawfully obtained and has not been, is not, and will not be, used in any illegal activities. In addition, Borrower represents and warrants that neither it nor any person who controls Borrower resides in or whose subscription funds are transferred from or through an account in a Non-Cooperative Jurisdiction. For purposes of this Agreement, a “Non-Cooperative Jurisdiction” shall mean any country or territory that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.

4.9 Foreign Shell Bank. Borrower represents and warrants that neither it nor any person who controls Borrower is a Foreign Bank without a Physical Presence in any country, but does not include a regulated affiliate. For purposes of this Agreement, a “Foreign Bank” shall mean an organization that (i) is organized under the laws of a foreign country, (ii) engages in the business of banking, (iii) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations, (iv) receives deposits to a substantial extent in the regular course of its business, and has the power to accept demand deposits, but does not include the U.S. branches or agencies of a foreign bank. In addition, “Physical Presence” shall mean a place of business that is maintained by a Foreign Bank and is located at a fixed address, other than solely a post office box or an electronic address, in a country in which the Foreign Bank is authorized to conduct banking activities, at which location the Foreign Bank (i) employs one or more individuals on a full-time basis, (ii) maintains operating records related to its banking activities, and (iii) is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities.

4.10 No Material Information. There is no material fact known to the Borrower regarding any Bitcoin pledged to Lender hereunder which materially adversely affects or is likely or is anticipated to materially adversely affect such Bitcoin.

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SECTION 5

REPRESENTATIONS AND WARRANTIES OF LENDER

The Lender represents and warrants to the Borrower that:

5.1 Compliance. The lending of the Loan by the Lender to the Borrower and the execution and delivery by the Lender of this Agreement and any other Loan Documents executed and to be executed by the Lender, do not conflict with or result in the breach of any agreement, mortgage or similar instrument under which the Lender is bound, or, to the Lender’s knowledge, any law, rule, or regulation of any governmental agency applicable to it.

SECTION 6

RISK FACTORS

Borrower has carefully reviewed, acknowledged, understands and assumes the following risks, as well as all other risks associated with Pledged Collateral (including those not discussed herein), all of which could render Bitcoin worthless or of little value:

6.1 Liquidity. There is no guarantee or representation of liquidity and/or transferability of Pledged Collateral in the future.

6.2 Security. Pledged Collateral may be subject to expropriation and/or theft, intentional or unintentional bugs or weaknesses that may negatively affect the Pledged Collateral or result in loss or ability to access Pledged Collateral.

6.3 Access to Private Keys. Loss of private key(s) associated with the Borrower’s Digital Wallet or vault will result in loss of Pledged Collateral.

6.4 Uncertain Regulatory Framework. The regulatory status of cryptographic tokens, digital assets and blockchain technology is unclear or unsettled in many jurisdictions. It is difficult to predict how or whether governmental authorities will regulate such technologies. It is likewise difficult to predict how or whether any governmental authority may make changes to existing laws, regulations and/or rules that will affect cryptographic tokens, digital assets, blockchain technology and its applications. Such changes could negatively impact the Pledged Collateral in various ways.

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SECTION 7

CONDITIONS TO LENDER’S OBLIGATIONS

The obligation of the Lender to make the Loan is subject to the satisfaction of the following conditions precedent (to the satisfaction of the Lender):

7.1 Pre-Closing Deliveries. The Borrower shall have delivered to the Lender:

(a)	the Master Loan Agreement and Master Pledge Agreement duly executed by the Borrower; and

(b)	the Bitcoin representing the Pledged Collateral. Delivery instructions for the wallet-to-wallet transfer of Bitcoin to Lender, including Lender’s Digital Wallet address(es) for receiving the Pledged Collateral will be provided at the time of transfer of the Pledged Collateral.

7.2 Legal Matters. All matters and all documentation and other instruments in connection with the Loan shall be satisfactory in form and substance to the Lender and the Borrower and their respective counsels, and counsel to the Lender shall have received copies of all documents which it may reasonably request in connection with the Loan.

7.3 Regulations. The making of the Loan by Lender to Borrower and the execution, delivery and performance of any documents or agreements shall be in compliance with any applicable laws and government regulations imposed upon Lender and the Borrower.

SECTION 8

EVENTS OF DEFAULT AND REMEDIES

8.1 Events of Default. An “Event of Default” shall exist if any one or more of the following shall occur:

(a)	Failure by the Borrower to pay the interest, Extension Fee, Loan Principal Amount or any other Obligations when due whether on the original due date, the Maturity Date, any earlier date resulting from acceleration subject to the additional time provided in Section 2.2(c) and Section 2.9 of this Agreement to cure the late payment; or

(b)	If any representation or warranty made by the Borrower in this Agreement or in any statement furnished at or in contemplation of the Closing Date or pursuant to this Agreement or any other Loan Document shall prove to have been knowingly untrue or misleading in any material respect at the time made; or

(c)	Default by the Borrower in the performance of or observance of any covenant or agreement contained in this Agreement or default in any other Loan Document which is not cured within a reasonable time; or

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(d)	If the Bitcoin ceases, or all trading is otherwise halted, on all exchanges globally, centralized and de-centralized, for more than three (3) consecutive business days for any other reason; or

(e)	If the Borrower shall make a general assignment for the benefit of creditors or consent to the appointment of a receiver, liquidator, custodian, or similar official of all or substantially all of its properties, or any such official is placed in control of such properties, or the Borrower admits in writing its inability to pay its debts as they mature; or

(f)	If documents shall at any time after their execution and delivery for any reason cease to be in full force and effect or shall be declared null or void, or the validity or enforceability thereof shall be contested by the Borrower or by any other Person; or

(g)	If a Valuation Event occurs and Borrower fails to cure such Valuation Event as provided herein:

(1)	A Valuation Event occurs when the Fair Market Price (“FMP”) of the Pledged Collateral has fallen to below the Default Floor.

(2)	If a Valuation Event occurs, the Lender shall provide written notice of such event to the Borrower, and, upon receipt of such written notice, Borrower shall have five (5) business days commencing on the date the written notice is received to top up the collateral and cure the deficiency in value in United States Dollars (USD) or Bitcoin equivalent. Within such cure period, the Borrower must cure this default by the delivery to the Lender of additional USD or Bitcoin in the amount equal to such deficiency. The Lender shall have the right to demand the payment of USD and shall have no obligation to accept Bitcoin if the Lender elects to demand a cure in the form of USD.

(3)	The provision of additional USD or Bitcoin serves to reduce, or buy down, the Default Floor to a new lower Default Floor for the Pledged Collateral. Any additional Bitcoin tendered to cure the Valuation Event do become part of the Pledged Collateral, and such Bitcoin or USD payments are subject to redelivery at Maturity.

(h)	If the Lender does not receive the Borrower’s written Proof of Funds under Section 2.5(e) no later than fifty-eight (58) calendar days prior to the Maturity Date.

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(i)	If the Lender does not receive the Extension Fee under Section 2.5(c) no later than fifty-eight (58) days prior to the original Maturity Date.

8.2 Rights Upon an Uncured Event of Default. If at any time an Event of Default has occurred and is continuing beyond any applicable cure period, the non-defaulting party shall issue a written notice to the defaulting party specifying the relevant Event of Default (a “Default Notice”), and designate a day not earlier than the day such notice is effective as an early termination date due to an Event of Default (“Early Termination Date”).

This Agreement and all obligations of the Lender and the Borrower hereunder shall terminate on the Early Termination Date due to default. In the event of any claim whatsoever or howsoever made by the Lender against the Borrower under or in connection with this Agreement, other than resulting from fraud or from misrepresentation, the Lender releases and discharges the Borrower from any such claim and the Lender will have recourse only to the Pledged Collateral, any proceeds derived therefrom, from time to time, and the aggregate amount realized from any liquidation of or enforcement against the Pledged Collateral.

SECTION 9

ARBITRATION

9.1 Arbitration of Claims, Disputes, or Controversies. The parties shall endeavor to settle any dispute, controversy or claim arising out of or relating to this Agreement including the existence, validity, interpretation, performance, breach or termination thereof, or any dispute regarding non-contractual obligations arising out of or relating to it (“Dispute”) first by direct negotiation between managing directors or similar senior executives within 30 days after written notice has been sent by one party to the other party (the “Consultation Period”). However if direct negotiation does not result in a resolution of the Dispute within the Consultation Period, either Party may require that the Dispute be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre under the Hong Kong International Arbitration Centre Administered Arbitration rules in force when the Notice of Arbitration is submitted by three (3) arbitrators. In such a case, each Party to the arbitration shall, in accordance with the said rules, appoint one (1) arbitrator and the arbitrators so appointed by the Parties shall in turn mutually select one (1) additional arbitrator. The place of arbitration shall be Hong Kong and the proceedings shall be conducted in the English language. The award shall be final and legally binding on the Parties and shall be subject to enforcement in any courts having jurisdiction over the Parties.

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SECTION 10

INDEMNITY AND LIMITATION OF LIABILITY

10.1 Either party shall indemnify and hold the other party harmless against any and all claims, demands, proceedings, suits, actions, damages, liabilities, losses, expenses and costs (which shall include, but not limited to all costs of defense, investigation and accounting and legal fees) to which the other party may become subject as a result of the defaulting party’s fraud, negligence, willful misconduct or breach of any obligation under this Agreement.

10.2 Neither party shall be liable for any indirect, incidental or consequential loss or damages, including loss revenue or profits or losses arising from its normal course of business, even if a party has been advised of the possibility of such damages.

10.3 Each provision of this Section operates independently and survives the termination of this Agreement.

SECTION 11

MISCELLANEOUS

11.1 Notices. All notices, requests or other communications to either of the parties by the other shall be in writing, sent by overnight mail by a reputable commercial carrier, or by electronic mail and shall be deemed duly given on the earlier of the date the same is delivered in person or when deposited in the mail, postage prepaid, to the following addresses, or to such other addresses as the addressee has by prior notice to the sender specified for the purpose in writing:

If to the Lender:

[***]

If to the Borrower:

Exworth Union Inc.

JFK Parkway, Suite 135

Short Hills, NJ 07078

eason@exworth.group

Either party may designate by notice in writing to the other a new address to which notices, requests and other communications hereunder shall be given.

11.2 Governing Law. This Agreement and all instruments delivered hereunder shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region of the People’s Republic of China. Any and all claims, controversies, and causes of action arising out of or relating to this agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the Hong Kong Special Administrative Region of the People’s Republic of China, including its statutes of limitations, without giving effect to any conflict-of-laws rule that would result in the application of the laws of a different jurisdiction.

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11.3 Further Assurances. The Borrower hereby agrees to execute and deliver such further instruments and documents as may be reasonably requested by the Lender in order to carry out fully the intent and accomplish the purposes of this Agreement and the transactions referred to herein. The Borrower agrees to take any action which the Lender may reasonably request in order to obtain and enjoy the full rights and benefits granted to the Lender by this Agreement and each other agreement, instrument and document delivered to the Lender in connection herewith.

11.4 Survival of Agreements. Except as herein provided, all agreements, representations and warranties made herein and in any certificate delivered pursuant hereto, shall survive the execution and delivery of this Agreement.

11.5 Waivers. No failure to exercise and no delay in exercising, any right, power or privilege under this Agreement or any agreement or instrument delivered to either party hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any provision of this Agreement shall be effective unless agreed to in writing by the parties and any such waiver shall not constitute a waiver in the future of any of the provisions of any of the foregoing documents, except as may be specifically provided in any such waiver. No course of dealing between the Borrower and the Lender shall operate as a waiver of any of the rights of the parties under this Agreement.

11.6 Gender and Number. Unless the context otherwise requires, when used herein, the singular includes the plural, and vice-versa, and the masculine includes the feminine and neuter, and vice-versa.

11.7 Captions. Captions used herein are inserted for convenience only and shall not be given any legal effect.

11.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

11.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Lender and the Borrower and its respective successors and assigns.

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11.10 Confidentiality. This Agreement is to be kept confidential and is not to be reproduced in any manner whosoever for persons other than the parties hereto. Each party agrees not to circumvent the legitimate interests of the other party and to maintain this transaction in strict confidentiality.

Each Party (Receiving Party) agrees that in the course of performance of this Agreement it may obtain or otherwise become aware of information of a confidential nature pertaining to the business, finances, trade, operations or other information (Confidential Information) belonging to or pertaining to the other party (Disclosing Party). The Receiving Party shall not disclose any part of the Confidential Information to any person other than whose knowledge is essential for the performance of this Agreement. The obligations specified in this clause do not apply to any Confidential Information to the extent that it is now or subsequently becomes publicly available through no fault of the Receiving Party or which the Receiving Party can demonstrate was known to it before receipt from the Disclosing Party, or which is or has been received from another source without obligation as to confidentiality, or which is required to be disclosed by law or regulating authority, or which is or has been independently developed by the Receiving Party without reference to the information disclosed to it by the Disclosing Party. The provisions of this Section 11.10 shall survive the termination of this Agreement.

11.11 Force Majeure. Notwithstanding any provision of this Agreement, neither party shall be liable for its inability in performing any of its obligations hereunder (other than an obligation to make payment) if such inability is caused by or arises as a result of a Force Majeure Event. For the purposes of this clause a Force Majeure Event means any circumstances beyond the reasonable control of the relevant party including, without limitation, inability or delay caused through acts of God, fire, flood, riot, industrial dispute of any kind (other than disputes involving that party’s own employees or the employees of an affiliate of that party), lightning, explosion, civil commotion, malicious damage, storm, tempest, acts or omissions of communications carriers or any third party, act of government or other regulatory authority, acts or omissions of persons or bodies for whom the party affected thereby is not responsible, and any other circumstances beyond the reasonable control of the relevant party.

The party affected by the Force Majeure Event shall promptly notify the other of the estimated extent and duration of such inability to perform its obligations hereunder and in the event that this Agreement cannot be performed according to its terms for a continuous period of one (1) month by reason of such Force Majeure Event, the affected Party shall be entitled to terminate this Agreement forthwith without any liability whatsoever to the other.

11.12 Assignment. This Agreement cannot be assigned nor transferred by a party without the prior written consent of the other party. Such consent shall not to be unreasonably withheld.

11.13 Entire Agreement. This Agreement contains the entire agreement between the parties hereto and may be amended, changed or terminated only by an instrument in writing signed by the parties hereto. The parties hereby acknowledge and represent that they have not relied on any representation, assertion, guarantee, explanation, warranty, collateral contract or other assurance, except those set out in this agreement, made by or on behalf of any other party or any other person or entity whatsoever, prior to the execution of this agreement. The parties hereby waive all rights and remedies, at law or in equity, arising or which may arise as the result of a party’s reliance on such representation, assertion, guarantee, explanation, warranty, collateral contract or other assurance.

11.14 Amendments. Amendments to this Agreement (including the adding or updating of any Annex, appendices, annexures or schedule) shall not be effective unless in writing and signed by authorized signatories on behalf of both parties.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year written below. It is specifically agreed and understood that this Agreement shall not be binding upon the parties until the date it is actually signed by the Lender, and that shall be the effective date of this Agreement.

BORROWER:

EXWORTH UNION INC.

/s/ Zhihao Chen
Signature

Zhihao Chen
Printed Name

Director
Title

May 28, 2022
Date

LENDER:

[***]

Signature

Printed Name

Title

Date

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[***]

Closing Statement

___________________, 20 ___

Re:	Master Loan Agreement (the “Master Agreement”) by and between Exworth Union Inc. (“Borrower”) and [***] (“Lender”)

To:	Exworth Union Inc.
JFK Parkway, Suite 135
Short Hills, NJ 07078
eason@exworth.group

This comprises the Closing Statement referred to in the Master Agreement. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Master Agreement. No further or additional Closing Statement shall be provided with respect to the Loan set forth in the Master Agreement. The Closing Date of the Loan shall be _________________, 20__.

On _________________, 20 , you delivered 100 Bitcoins to the Lender’s specified Digital Wallet address(es) pursuant to the Master Agreement as collateral of the Loan and in accordance with the provisions under the Master Pledge Agreement by and between the Borrower and Lender. The average of the last sale price on three consecutive business days beginning on the Verification Day of ____($____ USD, $_____ USD, and $_____ USD) is $____ USD. Accordingly, and calculated based upon a 70% LTV, the loan proceeds to be distributed to the Borrower on the Closing Date under the Master Agreement will be as follows:

Principal Amount of the Loan	$	USD
Loan Origination Fee (1%)	$	USD
Less Advanced Funds	($1,000,000.00)	USD
Net Loan Proceeds to Borrower	$	USD

The Loan shall mature, and the Loan Principal Amount together with all accrued interest thereon shall be due and payable twenty-four (24) months subsequent to the Closing Date in accordance with Section 2.5.

The Net Loan Proceeds will be transmitted to you on the Closing Date in accordance with the payment instructions provided in Section 2.6 of the Master Agreement. Specifically, to the following:

Bank/Institution Name	JPMorgan Chase Bank
Swift No.	[***]
Account Number	[***]
Account Name	Exworth Union Inc.

The first quarterly interest payment due under the Master Agreement will be due on , 20 . All interest payments will be in United States Dollars and the amount of interest due each quarter is $ . Please ensure timely payment of this interest payment.

[***] appreciates your business and please do not hesitate to contact us at any time should you have any questions or concerns.

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EXHIBIT 1

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[***]

TRANCHE #[•] LOAN AGREEMENT

The Borrower and Lender hereby agree as follows:

1) That each has elected to proceed with a new additional loan transaction collateralized by additional Bitcoin, as defined in the Master Loan Agreement;

2) That each agrees to hereby incorporate by reference the Master Loan Agreement and the Master Pledge Agreement into this Tranche Loan Agreement so as to contain the full terms and conditions of their mutual agreement substituting only the following new terms in the Master Loan Agreement, Section 2.1, Loan Principal Amount and the Master Pledge Agreement, Recitals, Section B and Section 2.1, Pledge by Pledgor, regarding the Loan-to-Value Ratio offered on the new Pledged Collateral and a new agreed upon number of Bitcoin constituting the Pledged Collateral;

i)	the Loan-to-Value Ratio shall be 70%;

ii)	the number of Bitcoins shall be _____________________; and

iii)	the Origination Fee shall be 1%;

iv)	the Advanced Funds amount will be $ ______________________USD;

v)	the Maturity Date for this Tranche Loan Agreement shall be ____________________ subsequent to the occurrence of the Closing Date of Tranche # .

3) That each agrees this Tranche Loan Agreement is a new loan and the effective dates in the Master Loan Agreement and the Master Pledge Agreement shall be reset in accordance with Section 2.5 of the Master Loan Agreement and commence from the final full execution date of the last signatory of this Tranche Loan Agreement.

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BORROWER:	LENDER:

EXWORTH UNION INC.	[***]

Not for signature – EXHIBIT ONLY
Signature	Signature

Printed Name	Printed Name

Title	Title

Date	Date

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EXHIBIT 2

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